EXHIBIT 23.6

[PLANCONSULT PLANEJAMENTO E CONSULTORIA LETTERHEAD]

CONSENT

The Board of Directors

Telesp Celular Participações S.A.:

We consent to the inclusion in Exhibits 2.3.1, 2.3.2, 2.3.3, 2.3.4 and 2.3.5 to this Registration Statement on Form F-4 of Telesp Celular Participações S.A. (“TCP”) and in the related prospectus contained in the Form F-4 of our Valuation Reports, each dated December 2, 2005, with respect to TCP, Tele Centro Oeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A., and to the reference to our firm and the summarization of our reports under the captions “Part One: Questions and Answers About the Merger — Do I have appraisal rights?,” “Part Two: Summary — Appraisal or Dissenters’ Rights” and “Part Five: The Merger of Shares — Appraisal or Dissenters’ Rights” in the prospectus included in the registration statement, as well as to the related references to our firm in Exhibit 2.1 to the registration statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sao Paulo, Brazil, December 2nd, 2005.

By: /s/ Edgar Victor Salem

Edgar Victor Salem

Executive Director